Exhibit 99.1

STAAR SURGICAL REPORTS SECOND QUARTER RESULTS
FDA Begins Re-Audit of Monrovia, California Facility

MONROVIA, CA, July 29, 2004—STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today announced financial results for its second quarter of 2004, which ended July 2, 2004.

Total product sales for the second quarter were $12,024,000 compared with $12,950,000 reported for the same quarter last year and $13,569,000 reported for the first quarter of 2004. Excluding the impact of changes in currency, second quarter 2004 sales were $11,748,000. Total revenues for the second quarter of 2003 were $12,951,000 and included royalties previously generated by technology licenses that terminated as of March 31, 2003.

Net loss for the quarter was $3,380,000, or $0.18 per share, compared with a net loss of $1,169,000, or $0.07 per share, for the same period one year ago and a net loss of $1,299,000 or $0.07 per share reported for the first quarter of 2004.

As a result of the private placement of common stock on June 10, 2004, STAAR exited the second quarter with approximately $14,898,000 in cash and cash equivalents on its balance sheet compared with $7,286,000 at January 2, 2004. STAAR’s bank debt at the end of the second quarter of 2004 remained unchanged from the first quarter of 2004 and was approximately $3,000,000.

“While international sales of our Visian™ ICL (ICL) continue to grow and were up 22% during the quarter, the IOL market, particularly in the U.S., remains a challenge,” said David Bailey, President and CEO of STAAR Surgical. “We believe that we will begin to see some positive momentum in U.S. IOL sales as we near the end of the year. On the very positive side, we were once again pleased to see that our preloaded silicone product continued to gain traction with cataract surgeons in international markets. Although we have yet to see the positive impact from the launch of the aspheric version of this lens in the Japanese market by our joint venture company CANON-STAAR, the lens debuted at the JSCRS conference in June and generated a considerable level of interest,” said Mr. Bailey.

Gross profit margin was 51.1% for the quarter ended July 2, 2004 compared with 54.5% for the quarter ended July 4, 2003 and 53.9% for the first quarter of 2004. The primary reason for the decline in gross profit was an increase in other cost of sales, primarily related to costs of improving global quality and manufacturing engineering, and the costs related to three-piece Collamer production capacity that has been idle during a redesign of the injector.

Total selling, general, and administrative expenses in the second quarter increased 18% to $9,426,000, compared with the same period one year ago. Marketing and selling expense increased 17%, on increased headcount and promotional activities in preparation for the launch of the Visian™ ICL in the U.S. and as a result of the unfavorable impact of foreign exchange. These increases were partially offset by decreased commissions and the cost savings realized from the closure of a subsidiary. The expense related to the launch of the Visian™ ICL is expected to remain at or near second quarter levels in the remaining periods of 2004.

Research and development expense increased 50% primarily due to a concentrated investment in insertion systems and the Collamer three-piece IOL redesign, costs associated with the preparation for the FDA audit of the Company’s Nidau, Switzerland facility and the re-audit of its Monrovia, California facility and increased headcount. While the Company expects to continue its expanded efforts in R&D, the level of expenditure is expected to decline from Q2 2004 levels.

General and administrative expenses were relatively flat (down 1%) compared with the second quarter of 2003.

“We remain focused on the potential fourth quarter launch of the ICL in the United States,” said Mr. Bailey. “Our recent private placement transaction has put us in a strong financial position to be able to make additional investments, wherever necessary, so that we will be well prepared to fully support the product in the U.S.”

Update on FDA ICL Approval Process

On June 17, 2004, the U.S. Food and Drug Administration (FDA) completed its pre-approval inspection of STAAR Surgical Company’s Nidau, Switzerland manufacturing facility, which was conducted June 14 -17, 2004. The FDA issued no Form 483 observations at the conclusion of the audit. (A Form 483 is issued when violations of Quality System and Good Manufacturing Practices requirements are observed.)

In addition, the FDA began its re-inspection of the Monrovia, California facility on July 28, 2004. The Company plans to file a report on Form 8-K when the audit is completed.

As previously disclosed, on April 26, 2004, the Company received a second Warning Letter from the FDA relating to events that occurred from 1997 through 2001 concerning procedures of the Company. The Company has recently received notification from the FDA indicating that the agency is satisfied with the Company’s plan for response to the issues raised in the letter.

“We remain focused on working closely with the FDA to move the approval process for the ICL along as quickly as possible,” continued Mr. Bailey. “The successful audit of our Nidau facility and the FDA’s acceptance of our response plan to their April Warning Letter give us confidence that we are making steady progress. We are also pleased that the FDA has been able to begin the Monrovia re-audit within the timeframe that we had requested. We believe that we remain on track to officially launch the ICL in the U.S. during the fourth quarter of this year,” said Mr. Bailey.

Looking ahead, Mr. Bailey offered this updated outlook for the remainder of 2004.

“While we continue to believe that we are in a strong position to be able to launch the ICL shortly after receiving approval from the FDA, we also believe that it is most prudent for us to provide conservative revenue guidance without any U.S. ICL contribution. Without U.S. ICL sales, we now believe that as a result of the second quarter financial results our full year sales will be approximately flat compared with 2003. This estimate takes into account the continued challenges in the U.S. cataract market as well as the seasonality associated with our upcoming third quarter, particularly in international markets. Based on this expected revenue, a slightly improving gross profit and a gradual reduction of compliance expenditures we expect the net loss for the year to be approximately between $0.52 and $0.55 per share,” concluded Mr. Bailey.

Conference Call

The Company will host a conference call and webcast today, July 29, 2004 at 5:30 p.m. EST to discuss the Company’s second quarter results and recent corporate developments. The dial-in number for the conference call is 800-240-4186 for domestic participants and 303-262-2131 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available through 11:59 p.m. Pacific Time on Thursday, August 4, 2004 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, both using passcode 11002269#. To access the live webcast of the call, go to STAAR Surgical’s website at . An archived webcast will also be available at www.staar.com.

About STAAR Surgical

STAAR Surgical is a leader in the development, manufacture and marketing of minimally invasive ophthalmic products employing proprietary technologies. STAAR’s products are used by ophthalmic surgeons and include the revolutionary VISIAN ICL™ as well as innovative products designed to improve patient outcomes for cataracts and glaucoma. STAAR’s ICL has received CE Marking, is approved for sale in 37 countries and has been implanted in more than 35,000 eyes worldwide. It is currently under review by the FDA for use in the United States.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including any projections of earnings, revenue, or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new products and government approval of new products, services or developments, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the results of our response to FDA warning letters, the need to obtain regulatory approval for new products, acceptance of new products by medical practitioners and consumers, the rapid pace of technological change in the ophthalmic industry, general domestic and international economic conditions, access to financing and other factors beyond the control of STAAR Surgical Company, including those detailed from time to time in STAAR Surgical Company’s reports filed with the Securities and Exchange Commission. STAAR Surgical Company assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

CONTACT: investors, Douglas Sherk, +1-415-896-6820, or Jennifer Beugelmans, +1-415-896-6820, or media, Sheryl Seapy, +1-415-272-3323, all of EVC Group, for STAAR Surgical.

SOURCE STAAR Surgical Company Web
Site: http://www.staar.com